Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 25, 2024, SG Parent LLC, a Delaware limited liability company (“Parent”), Bally’s Corporation (the “Company”), The Queen Casino & Entertainment Inc., a Delaware corporation and affiliate of Parent (“Queen”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II”, and together with the Company and Merger Sub I, the “Company Parties”), and SG CQ Gaming LLC, a Delaware limited liability company (“SG Gaming” and together with Parent and Queen, the “Buyer Parties”) entered into an agreement and plan of merger (the “Merger Agreement”), which was approved by the Company’s stockholders on November 19, 2024 and subsequently completed on February 7, 2025 (the “Closing Date”). Refer to the “Description of Merger Transactions” below for further detail.

The following unaudited pro forma condensed combined financial information of the Company and Queen as of and for the year ended December 31, 2024 has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business” as adopted by the SEC on May 20, 2020. The unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the (a) merger and (b) incremental financing required to fund the cash consideration for the merger to stockholders that did not make a rolling share election (“Other Transaction Adjustments”), which presents the combination of the financial information of the Company and Queen adjusted (the “Pro Forma Adjustments”).

The following unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the historical consolidated balance sheet of the Company as of December 31, 2024 with the historical consolidated balance sheet of Queen as of December 31, 2024 giving further effect to the Pro Forma Adjustments as if the transactions of the merger and financing had been consummated as of December 31, 2024.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical consolidated statement of operations of the Company for the year ended December 31, 2024 and the historical consolidated statement of operations of Queen for the year ended December 31, 2024, giving further effect to the Pro Forma Adjustments as if the transactions of the merger and financing had been consummated on January 1, 2024, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined financial information is prepared based on the preliminary information available as of the date of the Current Report on Form 8-K (“Form 8-K”) and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The unaudited pro forma condensed combined financial information reflects shareholders who elected to have such shares remain issued and outstanding following the merger (the “Rolling Share Election”) during the first election period which ended on November 19, 2024, or the second election period which ended on January 17, 2025. For all shareholders who did not make the Rolling Share Election, the Company purchased those shares for cash consideration equal to $18.25 per share. The Company will finalize the accounting for the merger as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from the Closing Date. Accordingly, the final purchase accounting assessment may vary based on final analyses of the valuation of assets acquired and liabilities assumed, particularly in regard to intangible assets, property and equipment, and deferred tax assets and liabilities, which could be material. Refer to the “Accounting for the Merger Transactions” below for further detail.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes thereto:

●	The audited consolidated financial statements and related notes of the Company as of and for the year ended December 31, 2024, included in Bally’s Corporation Annual Report on Form 10-K for the fiscal year then ended;

●	The audited consolidated financial statements and related notes of Queen as of and for the year ended December 31, 2024 included as Exhibit 99.1 to this Amendment to the Current Report on Form 8-K/A.

The historical financial statements of Queen and the Company have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the combination adjustments which are necessary to account for the merger in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). These unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

Description of the Merger Transactions

On February 7, 2025, the Company Parties and the Buyer Parties completed the previously announced acquisition contemplated by the Merger Agreement, dated July 25, 2024. Pursuant to the Merger Agreement, (i) SG Gaming contributed to the Company all shares of Queen (“Queen Contributed Shares”) that it owned in exchange for shares of the Company’s common stock (such shares of Company common stock, the “Company Contribution Shares” and such contribution of Queen Contributed Shares and issuance of shares of Company common stock in exchange therefor, the “Queen Share Contribution”) based on an exchange ratio of 2.45368905950 (the “Queen Exchange Ratio”); (ii) promptly following the Queen Share Contribution, Merger Sub I merged with and into the Company (the “Company Merger”), with the Company surviving the Company Merger; and (iii) promptly thereafter, Merger Sub II merged with and into Queen (the “Queen Merger”), with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of the Company pursuant to which each issued and outstanding share of Queen common stock (other than those held by the Company) were converted into shares of Company common stock based on the Queen Exchange Ratio (such transactions, collectively, the “Merger Transactions”). Upon the terms and subject to the conditions of the Merger Agreement, at the Closing Date, each share of Company common stock issued and outstanding immediately prior to the Closing Date (other than shares of Company common stock owned by: (i) the Company or any of the Company’s wholly owned subsidiaries; (ii) Parent or any of Parent’s affiliates; (iii) holders exercising statutory appraisal rights; (iv) SG Gaming following the Queen Share Contribution; or (v) holders who have validly elected to have such shares remain issued and outstanding following the Company Merger, subject to certain exceptions) was converted into the right to receive cash consideration equal to $18.25 per share of Company common stock. Each holder of shares of Company common stock (other than the Company or its subsidiaries) had the option to make a Rolling Share Election with respect to all or any portion of its shares of Company common stock.

On July 25, 2024, Parent entered into a commitment letter (the “Debt Commitment Letter”) with Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “Apollo”, and all such parties, funds, accounts, and entities, collectively, the “Apollo Investors”), pursuant to which Apollo, on behalf of the Apollo Investors, committed to purchase up to $500 million of new first lien notes (the “New First Lien Notes”) issued by the Company in connection with the Company Merger. The New First Lien Notes were issued on February 7, 2025. Pursuant to the terms of the Merger Agreement and the Debt Commitment Letter, the Company assumed Parent’s rights and obligations under the Debt Commitment Letter immediately prior to the Closing Date of the Company Merger and issued the New First Lien Notes in order to (x) fund the Company Merger cash consideration, (y) repay in full all existing indebtedness of Queen outstanding pursuant to Queen’s existing credit facilities, and (z) pay certain costs and expenses incurred or payable in connection with the Merger Transactions.

The New First Lien Notes are guaranteed by the Company’s restricted subsidiaries that guarantee the Company’s existing credit agreement, dated as of October 1, 2021, as amended, among the Company, as borrower, certain of its subsidiaries, as guarantors, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders party thereto (the “Credit Agreement”), and are secured on a pari passu basis with the obligations under the Credit Agreement by substantially all of the Company’s and each of the guarantors’ assets that secure the obligations under the Credit Agreement.

The New First Lien Notes mature on October 2, 2028 and are not subject to required amortization prior to maturity. The New First Lien Notes bear interest at a fixed rate of 11.00% per annum, payable quarterly.

Accounting for the Merger Transactions

Parent’s contribution of Queen common stock in exchange for shares of Company common stock is being accounted for as a transaction between entities under common control as a result of the control of the Company and Queen by Parent and its affiliates before and after the Merger Transactions. As a result of the Queen Share Contribution and the mergers, Parent and its affiliates beneficially own 73.8% of the issued and outstanding Company common stock, which qualifies as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), as it is a transaction in which an acquirer (Parent and its affiliates) obtained control of the Company. The Company has elected to push down its parent’s basis in its net assets into its consolidated financial statements.

Therefore, due to the Merger Transactions, the following occurs:

●	The net assets of the Company will be combined with those of Queen at historical carrying amounts and the companies will be presented on a combined basis; and

●	The Company’s assets and liabilities (excluding those of the Queen common control transaction) will be measured and recognized at their fair values as of the acquisition date.

The process of valuing the net assets of the Company immediately prior to closing of the Merger Transactions, as well as evaluating Queen’s accounting policies for conformity, is preliminary. Any differences between the estimated preliminary purchase price and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, particularly in regard to definite-lived tangible and intangible assets, which could be material. Refer to Note 1, “Basis of Presentation” for more information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger Transactions had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger Transactions, any termination, restructuring or other costs to integrate the operations of the Company and Queen or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements. Following the completion of the mergers, the Company is performing a detailed review of Queen’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the Company and Queen that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, the Company is not aware of any significant accounting policy differences.

BALLY’S CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

(in thousands)

			Merger Transactions
	Bally’s Historical As of December 31, 2024	Queen Reclassified As of December 31, 2024 (Note 2)	Bally’s Combination Adjustments	Item in Note 3	Queen Combination Adjustments	Item in Note 4	Other Transaction Adjustments	Item in Note 5	Pro Forma Combined Company As of December 31, 2024
Assets
Cash and cash equivalents	$171,233	$27,693	$(440,977)	A	$-		$419,204	A	$177,153
Restricted cash	60,021	3,589	-		-		-		63,610
Accounts receivable, net	55,486	9,399	-		-		-		64,885
Inventory	19,317	999	-		-		-		20,316
Tax receivable	26,345	-	-		-		-		26,345
Prepaid expenses and other current assets	115,471	39,436	-		-		-		154,907
Total current assets	447,873	81,116	(440,977)		-		419,204		507,216
Property and equipment, net	630,702	45,507	439,538	B	-		-		1,115,747
Right of use assets, net	1,544,936	230,864	147,409	C	-		-		1,923,209
Goodwill	1,799,944	35,293	(267,248)	D	-		-		1,567,989
Intangible assets, net	1,307,343	74,410	547,220	E	-		-		1,928,973
Deferred tax asset	2,309	-	-		-		-		2,309
Other assets	127,030	176,539	-		-		-		303,569
Total assets	$5,860,137	$643,729	$425,942		$-		$419,204		$7,349,012
Liabilities and Stockholders’ Equity
Current portion of long-term debt	19,450	1,200	-		-		(1,200)	B	19,450
Current portion of lease liabilities	65,827	15,825	(1,836)	F	-		-		79,816
Accounts payable	85,771	28,039	-		-		-		113,810
Accrued income taxes	25,468	4,284	-		-		-		29,752
Accrued and other current liabilities	481,292	19,027	3,090	G	-		(2,698)	C	500,711
Total current liabilities	677,808	68,375	1,254		-		(3,898)		743,539
Long-term debt, net	3,299,323	87,460	(491,085)	H	-		441,214	D	3,336,912
Long-term portion of lease liabilities	1,554,479	257,270	204,682	I	-		-		2,016,431
Deferred tax liability	118,214	13,863	261,195	J	-		-		393,272
Other long-term liabilities	179,411	-	(58,668)	K	-		-		120,743
Total liabilities	5,829,235	426,968	(82,622)		-		437,316		6,610,897
Commitments and contingencies	-	-	-		-		-		-
Stockholders’ equity:
Common stock	408	-	(180)	L	305	A	-		533
Preferred stock	-	-	-		-		-		-
Additional paid-in capital	1,414,410	98,589	(875,172)	L	117,867	A	(18,112)	E	737,582
Treasury stock, at cost	-	-	-		-		-		-
Accumulated deficit	(1,123,649)	118,172	1,123,649	L	(118,172)	A	-		-
Accumulated other comprehensive loss	(260,267)	-	260,267	L	-		-		-
Total stockholders’ equity	30,902	216,761	508,564		-		(18,112)		738,115
Total liabilities and stockholders’ equity	$5,860,137	$643,729	$425,942		$-		$419,204		$7,349,012

See the accompanying notes to unaudited pro forma condensed combined financial information.

BALLY’S CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(in thousands, except share and per share data)

			Merger Transactions
	Bally’s Historical Year Ended December 31, 2024	Queen Reclassified Year Ended December 31, 2024 (Note 2)	Bally’s Combination Adjustments	Item in Note 3	Queen Combination Adjustments	Item in Note 4	Other Transaction Adjustments	Item in Note 5	Pro Forma Combined Year Ended December 31, 2024
Revenue
Gaming	$2,051,668	$200,915	$-		$-		$-		$2,252,583
Non-gaming	398,810	24,324	-		-		-		423,134
Total revenue	2,450,478	225,239	-		-		-		2,675,717

Operating (income) costs and expenses:
Gaming	934,063	84,042	-		-		-		1,018,105
Non-gaming	189,088	17,420	-		-		-		206,508
General and administrative	1,043,486	94,084	22,271	M	-		-		1,159,841
Gain on sale-leaseback, net	(86,254)	-	-		-		-		(86,254)
Impairment charges	248,879	-	-		-		-		248,879
Depreciation and amortization	379,544	8,191	430	N	-		-		388,165
Total operating costs and expenses	2,708,806	203,737	22,701		-		-		2,935,244
Income (loss) from operations	(258,328)	21,502	(22,701)		-		-		(259,527)

Other (expense) income:
Interest expense, net	(289,629)	(20,888)	(72,352)	O	-		(41,795)	F	(424,664)
Other non-operating income (expense), net	(4,545)	(15,911)	-		-		-		(20,456)
Total other expense, net	(294,174)	(36,799)	(72,352)		-		(41,795)		(445,120)

Loss before income taxes	(552,502)	(15,297)	(95,053)		-		(41,795)		(704,647)
Provision (benefit) for income taxes	15,252	(3,225)	(72,160)	P	-		(11,138)	G	(71,271)
Net income (loss)	$(567,754)	$(12,072)	$(22,893)		$-		$(30,657)		$(633,376)

Basic loss per share	(11.71)	-	-		-		-		(10.92)
Weighted average common shares outstanding, basic (Note 6)	48,468,887	-	(19,140,511)		28,697,689		-		58,026,065
Diluted loss per share	$(11.71)	-	-		$-		-		$(10.92)
Weighted average common shares outstanding, diluted	48,468,887	-	(19,140,511)		28,697,689		-		58,026,065

See the accompanying notes to unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 –Basis of Presentation

The unaudited pro forma condensed combined financial information and accompanying notes are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the Merger Transactions and the Other Transaction Adjustments as if they had been consummated on December 31, 2024. The unaudited pro forma condensed combined statements of operations give effect to the Merger Transactions and the Other Transaction Adjustments as if they had been consummated on January 1, 2024, the beginning of the earliest annual period presented.

Parent’s contribution of Queen common stock in exchange for shares of Company common stock is being accounted for as a transaction between entities under common control as a result of the control of the Company and Queen by Parent and its affiliates. As a result of the Queen Share Contribution and the mergers, Parent and its affiliates beneficially own 73.8% of the issued and outstanding Company common stock, which qualifies as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), as it is a transaction in which an acquirer (Parent and its affiliates) obtains control of the Company. The total cost of the business acquisition is determined based on the estimated preliminary purchase price to the seller to acquire control, while the cost allocated to the underlying separately identifiable net assets acquired is based on their respective estimated fair values. The excess of the estimated preliminary purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Net assets not separately identifiable are subsumed into goodwill. Fair values are calculated using a variety of methodologies including the cost approach, which uses the concept of replacement as an indicator of market value, and the income approach, which utilizes discounted cash flow models. Determining the fair value of assets acquired and liabilities assumed using the valuation methodologies requires judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows and discount rates, among other items.

The Company has elected to push down its parent’s basis in its net assets into its consolidated financial statements. Under ASC 805, all assets acquired, and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of the estimated preliminary purchase price over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated preliminary purchase price depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the estimated preliminary purchase price has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed in the Merger Transactions could differ materially from the estimated preliminary purchase price. The final valuation will be based on the actual net tangible and intangible assets of the Company at the acquisition date.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that the Company’s management believes are reasonable. The notes to the unaudited pro forma condensed combined financial information describe how such adjustments were derived and presented in the pro forma condensed combined balance sheet and pro forma condensed combined statements of operations. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the Company’s consolidated statements of operations or consolidated balance sheet would have been had the Merger Transactions been completed as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the Company following the Merger Transactions. The unaudited pro forma condensed combined financial information reflects transaction related adjustments management believes are necessary to present fairly the Company, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report the Company’s financial condition and results of operations as a result of the closing of the Merger Transactions. All dollar amounts are presented in thousands, unless otherwise noted.

Note 2- Significant Accounting Policies and Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, the Company’s management performed a preliminary analysis of Queen’s financial information to identify differences in accounting policies and financial statement presentation as compared to those of the Company. The Company’s management has preliminarily determined that there were no significant accounting policy differences between the Company and Queen and, therefore, no adjustments were made to conform Queen’s financial statements to the accounting policies used by the Company in the preparation of the unaudited pro forma condensed combined financial statements. There were, however, certain reclassification adjustments that have been made to conform Queen’s historical financial statement presentation to the Company’s financial statement presentation, which are detailed below.

Following completion of the Merger Transactions, as part of the application of ASC 805, the Company is continuing to conduct a more detailed review of Queen to determine if differences in accounting policies require further reclassification or adjustment of the Queen’s results of operations, assets or liabilities to conform to the Company’s accounting policies and classifications. Therefore, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Reclassifications in the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024 are as follows ($ in thousands):

Bally’s Historical Consolidated Balance Sheet Line Items	Queen Historical Consolidated Balance Sheet Line Items	Queen Historical Consolidated Balances As of December 31, 2024	Reclassification		Queen Reclassified As of December 31, 2024
Cash and cash equivalents	Cash and cash equivalents	$27,693	$-		$27,693
Restricted cash	Restricted cash	3,589	-		3,589
Accounts receivable, net	Accounts receivable	6,024	3,375	(a)	9,399
	Other receivable	3,375	(3,375)	(a)	-
Inventory	Inventories	999	-		999
Tax receivable	Income taxes receivable	-	-		-
Prepaid expenses and other current assets		-	39,436	(b)	39,436
	Prepaid expenses	2,227	(2,227)	(b)	-
	Loan receivable	37,209	(37,209)	(b)	-
Property and equipment, net	Property and equipment, net	45,507	-		45,507
Right of use assets, net	Right-of-use asset	230,864	-		230,864
Goodwill	Goodwill	35,293	-		35,293
Intangible assets, net	Intangible assets, net	74,410	-		74,410
Deferred tax asset		-	-		-
Other assets		-	176,539	(c) (d)	176,539
	Marketable equity securities	176,053	(176,053)	(c)	-
	Other long-term assets	486	(486)	(d)	-
Current portion of long-term debt	Current maturities of long-term debt	1,200	-		1,200
Current portion of lease liabilities		-	15,825	(e)	15,825
	Operating lease liabilities - current	15,825	(15,825)	(e)	-
Accounts payable	Accounts payable	28,039	-		28,039
Accrued income taxes	Income taxes payable	4,284	-		4,284
Accrued and other current liabilities	Accrued expenses and other current liabilities	16,701	2,326	(f)	19,027
	Accrued progressive jackpots and club awards	2,326	(2,326)	(f)	-
Long-term debt, net	Long-term debt, net	87,460	-		87,460
Long-term portion of lease liabilities	Operating lease liabilities – long-term	257,270	-		257,270
Deferred tax liability	Deferred tax liability	11,806	2,057	(g)	13,863
	Uncertain tax position liability – long-term	2,057	(2,057)	(g)	-
Other long-term liabilities		-	-		-
Common stock	Common stock	-	-		-
Preferred stock	Preferred Stock	-	-		-
Additional paid-in capital	Additional paid-in capital	98,589	-		98,589
Treasury stock, at cost		-	-		-
Accumulated deficit		-	118,172	(h)	118,172
	Retained earnings	118,172	(118,172)	(h)	-
Accumulated other comprehensive loss		-	-		-

(a)	Reclassification of $3.4 million of Other receivable to Accounts receivable.

(b)	Reclassification of $39.4 million of Prepaid expenses and Loan receivable to Prepaid expenses and other current assets.

(c)	Reclassification of $176.1 million of Marketable equity securities to Other assets.

(d)	Reclassification of $0.5 million of Other long-term assets to Other assets.

(e)	Reclassification of $15.8 million of Operating lease liabilities - current to Current portion of lease liabilities.

(f)	Reclassification of $2.3 million of Accrued progressive jackpots and club awards to Accrued and other current liabilities.

(g)	Reclassification of $2.1 million of Uncertain tax position liability – long-term, to Deferred tax liability.

(h)	Reclassification of $118.2 million of Retained earnings to Accumulated deficit.

Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024 are as follows ($ in thousands):

Bally’s Historical Consolidated Statements of Operations and Comprehensive Loss Line Items	Queen Consolidated Statements of Operations and Comprehensive Loss Line Items	Queen Year Ended December 31, 2024	Reclassification		Queen Reclassified Year Ended December 31, 2024
Gaming revenue	Gaming	$212,534	$(11,619)	(a)	$200,915
Non-gaming revenue		-	24,324	(a) (b) (c)	24,324
	Food and beverage	5,054	(5,054)	(b)	-
	Other revenue	7,651	(7,651)	(c)	-
Gaming operating costs	Cost of gaming revenue	84,042	-		84,042
Non-gaming operating costs		-	17,420	(d) (e)	17,420
	Cost of food and beverage revenue	13,709	(13,709)	(d)	-
	Cost of other revenue	3,711	(3,711)	(e)	-
General and administrative	General and administrative	88,295	5,789	(f) (g)	94,084
	Advertising and marketing	6,055	(6,055)	(f)	-
	(Gain) loss on disposal of assets	(266)	266	(g)	-
Gain on sale-leaseback, net	Gain from sale-leaseback	-	-		-
Impairment charges		-	-		-
Depreciation and amortization	Depreciation and amortization	8,191	-		8,191
Interest expense, net	Interest expense, net	(20,888)	-		(20,888)
Other non-operating income (expense), net		-	(15,911)	(h) (i)	(15,911)
	(Loss) gain on fair value of marketable equity securities	(13,134)	13,134	(h)	-
	(Loss) gain on fair value of loan receivable	(2,777)	2,777	(i)	-
Provision (benefit) for income taxes	Benefit (provision) for income taxes	3,225	-		3,225

(a)	Reclassification of $11.6 million of Market access revenue within Gaming revenue to Non-gaming revenue.

(b)	Reclassification of $5.1 million of Food and beverage to Non-gaming revenue.

(c)	Reclassification of $7.7 million of Other revenue to Non-gaming revenue.

(d)	Reclassification of $13.7 million of Cost of food and beverage revenue to Non-gaming operating cost.

(e)	Reclassification of $3.7 million of Cost of other revenue to Non-gaming operating cost.

(f)	Reclassification of $6.1 million of Advertising and marketing to General and administrative.

(g)	Reclassification of $0.3 million of (Gain) loss on disposal of assets to General and administrative.

(h)	Reclassification of $13.1 million of (Loss) gain on fair value of marketable equity securities to Other non-operating income (expense), net.

(i)	Reclassification of $2.8 million of (Loss) gain on fair value of loan receivable to Other non-operating income (expense), net.

Note 3. Bally’s Combination Adjustments

Estimated Preliminary Purchase Price

The transaction between Parent and its affiliates and the Company is accounted for as a business combination as it is a transaction in which an acquirer (Parent and its affiliates) obtains control of the Company. The preliminary purchase price is based on each share of Company common stock outstanding immediately prior to the Closing Date of the Merger Transactions, other than (i) any owned Company shares, (ii) any shares of Company restricted stock, (iii) any Rolling Company Shares, (iv) any dissenting Company shares owned by holders properly exercising appraisal rights and (v) any Company Contribution Shares, which were automatically converted into the right to receive cash at share price of $18.25, along with the fair value of the Company shares that made the Rolling Share Election.

The estimated preliminary purchase price of the Company is as follows:

($ in thousands, except share and per share data)	Amount
Bally’s shares purchased (based on outstanding shares as of February 7, 2025):
Total shares purchased	22,804,384
Share price per Merger Agreement	$18.25
Total cash paid for non-rollover shares	$416,180

Fair value of rollover equity:
Total rollover equity	29,559,808
Per share price per Merger Agreement	$18.25
Total fair value of rollover equity	539,466
Total Estimated Preliminary Purchase Price – Bally’s1	$955,646

[1]	See Note 4 below for details of Queen shares exchanged and estimated preliminary purchase price of Queen.

Preliminary Purchase Price Allocation

The estimated preliminary purchase price is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. The Company has not completed the detailed valuations necessary to finalize the required estimated fair values and estimated useful lives of the Company’s assets acquired and liabilities assumed and the related allocation of the purchase price. The Company anticipates completing its purchase price allocation subsequent to the closing of the Merger Transactions on February 7, 2025, within the measurement period permissible under the acquisition method of accounting, as it completes its assessment about facts and circumstances that existed as of the acquisition date. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments reflected herein.

The following table summarizes the preliminary purchase price allocation, as if the Merger Transactions had been completed of December 31, 2024, with excess recorded to goodwill:

($ in thousands)	Amount
Assets:
Cash and cash equivalents, net of cash paid for Bally’s share repurchase	$146,436
Restricted cash	60,021
Accounts receivable	55,486
Inventory	19,317
Tax receivable	26,345
Prepaid expenses and other current assets	115,471
Property and equipment, net	1,070,240
Right of use assets, net	1,692,345
Goodwill	1,532,696
Intangible assets, net	1,854,563
Deferred tax asset	2,309
Other assets	127,030
Liabilities:
Current portion of long-term debt	(19,450)
Current portion of lease liabilities	(63,991)
Accounts payable	(85,771)
Accrued income taxes	(25,468)
Accrued and other current liabilities	(484,382)
Long-term debt, net	(2,808,238)
Long-term lease liabilities	(1,759,161)
Deferred tax liability	(379,409)
Other long-term liabilities	(120,743)
Estimated preliminary purchase price	$955,646

Balance Sheet

Assets

A.	Represents adjustment of $441.0 million to cash and cash equivalents as a result of $24.8 million of the Company’s transaction costs that were settled on the Closing Date and $416.2 million for Bally’s shares repurchased on the Closing Date.

B.	Represents adjustment to eliminate the Company’s historical property and equipment and to reflect it at the estimated fair value of $1,070.2 million. The fair value for personal property was estimated using the cost approach, which is considered to be the most reliable method to estimate value for assets that interact with each other held within a business when neither have a substantial used market nor an identifiable revenue stream by asset. The first step of the cost approach is to determine a replacement / reproduction cost new of each individual asset, based on either the historical cost and date information in the fixed asset register or recent invoices/purchases. Physical depreciation was then estimated using an age-life calculation utilizing data associated with the Iowa-type Survivor Curve that estimates the probable total useful life based on the normal useful life and chronological/effective age of the asset. Business based economic obsolescence was then considered on a property-by-property basis. Economic obsolescence penalties were applied if the economic obsolescence results indicated insufficient economic support for the estimated value of the personal property assets.

The fair value for owned real property was estimated using the cost approach. Under this approach, a direct cost approach was utilized to value the land improvements and building improvements, and a market approach was utilized to value the fee simple land. As applicable, an income approach (direct capitalization) was utilized as a secondary approach in support of the concluded values via the cost approach. The fair value of leasehold interests were estimated using the following methods: (i) for properties that have been subject to sale-leaseback transactions, assessing current contractual rent compared to market rent based on the Company’s recent cap rates and rent coverage ratios from recently closed sale-leasebacks and sale-leaseback term sheets; (ii) fair value of leasehold interests in ground leases were estimated via the income approach via the differential cash flow method, whereby the differential between contractual rent and estimated market rent are discounted at a market rate of return. Market ground rent is estimated by first estimating the fee simple value of the underlying land and then applying an estimated rate of return (capitalization rate) to the fair value of the land.

The following table summarizes the estimated fair values and useful life by asset class:

($ in thousands)	Estimated Fair Value As of December 31, 2024	Estimated Useful Life (years)
Land	$74,950	-
Land improvements	20,706	11
Buildings and improvements	620,179	20
Personal Property	174,889	5
Construction in progress	157,908	-
Other	21,608	-
Total property and equipment fair value as of December 31, 2024	$1,070,240
Carrying value as of December 31, 2024 (net of accumulated depreciation)	630,702
Pro forma adjustment to property and equipment	$439,538

A 10% change in the valuation of property and equipment would cause a corresponding increase or decrease in the depreciation expense of approximately $7.6 million for the year ended December 31, 2024. Pro forma depreciation is preliminary and based on the use of straight-line depreciation. The amount of depreciation following the completion of the mergers may differ significantly between periods based upon the final value assigned and depreciation methodology used for each identifiable property and equipment asset.

C.	Represents adjustment to right of use assets based on the present value of remaining lease payments as of the Closing Date, including the impacts of the Company’s updated incremental borrowing rate as of the Closing Date, as well as favorable and unfavorable off market components:

($ in thousands)	Amount
Carrying value as of December 31, 2024	$1,544,936
Fair value as of December 31, 2024	1,692,345
Pro forma adjustment to right of use assets, net	$147,409

D.	Goodwill is calculated as the difference between the estimated preliminary purchase price and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Refer to the table above for the calculation of the estimated preliminary purchase price in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated preliminary purchase price to the identifiable tangible and intangible asset acquired and liabilities assumed of the Company. The following table reflects the pro forma adjustment to goodwill:

($ in thousands)	Amount
Eliminate Bally’s historical equity	$(61,683)
Record purchase price	955,646
Record fair value of property and equipment	(439,538)
Record fair value of intangible assets	(547,220)
Record fair value of lease components	55,437
Record fair value of Bally’s existing debt	(491,085)
Record deferred tax liability	261,195
Pro forma adjustment to goodwill	$(267,248)

E.	Represents adjustment to eliminate Bally’s historical intangible assets and to reflect the acquired identifiable intangible assets at the estimated aggregate fair value of $1,854.6 million. The fair values of the customer relationship intangible assets are estimated using a multi-period excess earnings method which isolates the net earnings attributable to the asset being measured and measures fair value by taking the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. A relief-from-royalty method is used to estimate the fair values of the trade names and developed technology intangible assets, whereby the asset value is determined by taking the present value of hypothetical royalty payments that would be avoided through ownership the asset, as compared to licensing the intangible asset from a third party. The fair values of gaming licenses are estimated based on the Greenfield Method that considers a hypothetical cash flow scenario of developing an operating business from an entity that, at inception, only holds the subject intangible asset. The following table summarizes the estimated fair value of intangible assets:

($ in thousands)	Estimated Fair Value	Estimated Useful Lives (in years)
Amortizable intangible assets:
Customer relationships	$337,100	4
Developed technology	248,800	5
Gaming licenses	907,950	15
Trade names	78,000	12
Total amortizable intangible asset	$1,571,850

Intangible assets not subject to amortization:
Trade names and other	282,713	Indefinite
Total fair value of intangible assets as of December 31, 2024	$1,854,563
Net carrying value as of December 31, 2024	1,307,343
Pro forma net adjustment to intangible assets	$547,220

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $21.5 million for the year ended December 31, 2024. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the completion of the merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Liabilities

F.	Represents adjustment to current portion of lease liabilities based on the present value of remaining lease payments as of the Closing Date, including the impacts of the Company’s updated incremental borrowing rate as of the Closing Date:

($ in thousands)	Amount
Carrying value as of December 31, 2024	$65,827
Fair value as of December 31, 2024	63,991
Pro forma adjustment to current portion of lease liabilities	$(1,836)

G.	Represents adjustment to accrued and other current liabilities to remove the Company’s transaction costs accrued as of December 31, 2024 which were settled on the Closing Date, in the amount of $1.1 million, and $4.2 million for the 1% excise tax on Bally’s share repurchase.

H.	Represents adjustment to recognize the Company’s existing debt as an assumed liability at fair value, calculated as the difference between the fair value of the Company’s term loan facility and unsecured notes, estimated based on quoted prices in active markets as of the Closing Date, and the respective ending principal balances as of December 31, 2024.

($ in thousands)	Amount
Carrying value of debt as of December 31, 2024	$3,318,773
Less: Revolving credit facility as of December 31, 2024	-
Carrying value of long-term debt	$3,318,773

Fair value of long-term debt	2,827,688
Pro forma adjustment to long-term debt, net	$(491,085)

I.	Represents adjustment to long-term portion of lease liabilities based on the present value of remaining lease payments as of the Closing Date, including the impacts of the Company’s updated incremental borrowing rate as of the Closing Date:

($ in thousands)	Amount
Carrying value as of December 31, 2024	$1,554,479
Fair value as of December 31, 2024	1,759,161
Pro forma adjustment to long-term portion of lease liabilities	$204,682

J.	Represents the increase to the deferred tax liability of $261.2 million, which is primarily driven by $379.2 million of deferred taxes associated with the estimated pro forma adjustments to record the fair market value of intangible assets, property and equipment, current portion of long-term debt, and long-term debt. Further, the deferred tax liability provides a source of future realization of deferred taxes which resulted in a $118.0 million reduction to the historical valuation allowance maintained against the Company’s Section 163(j) interest limitation.

K.	Represents adjustment to other long-term liabilities to reclassify the derivative liability related to certain warrants with various performance metrics expected to be met upon close. The liability of $58.7 million was reclassified from the Other long-term liabilities line item to Additional paid-in capital, and an additional $1.2 million was recognized through Additional paid-in capital for the fair value adjustment on close. These warrants are fully exercisable as a result of the Merger Transactions.

Equity

L.	The following table summarizes pro forma adjustments for stockholders’ equity:

($ in thousands)	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss
Recognition of purchase price	$228	$955,418	$-	$-
Elimination of Bally’s historical equity	(408)	(1,470,096)	1,148,554	260,267
Repurchase of Bally’s shares	-	(416,180)	-	-
Tax on repurchase of Bally’s shares	-	(4,162)	-	-
Merger transaction-related costs	-	-	(23,725)	-
Reclassification of performance warrants	-	59,848	(1,180)	-
Pro forma net adjustment	$(180)	$(875,172)	$1,123,649	$260,267

Additionally, the adjustment includes the additional paid-in capital impact of $4.2 million for the 1% excise tax on Bally’s share repurchase.

Statement of Operations

M.	Represents adjustment to general and administrative expense associated with a reduction in lease expense of $1.4 million for the year ended December 31, 2024, resulting from the Company’s lease remeasurement based on the present value of remaining lease payments as of the Closing Date, including the impacts of the Company’s updated incremental borrowing rate as well as favorable and unfavorable off market components. Further, general and administrative expense was adjusted for transaction costs of $23.7 million incurred after December 31, 2024 through the Closing Date, which are nonrecurring in nature and will not affect the unaudited pro forma condensed combined statement of income beyond twelve months after the closing of the mergers.

N.	Pro forma asset depreciation and amortization reflects the revised depreciation of property and equipment assets and revised amortization of intangible assets arising from the mergers and is based on management’s preliminary estimate of useful lives and future production. The Company has historically depreciated all asset classes of property, plant and equipment on a straight-line basis. The amount of depreciation expense recognized following the close of the mergers may differ significantly between periods based upon the final fair value assigned and depreciation methodology used for each category of property and equipment. The following table reflects the adjustment impact to depreciation and amortization:

($ in thousands)	For the year ended December 31, 2024
Amortization:
Pro forma amortization expense	$215,404
Historical amortization expense	221,533
Pro forma net adjusted amortization expense	$(6,129)

Depreciation:
Pro forma depreciation expense	$76,061
Historical depreciation expense	69,502
Pro forma net adjusted depreciation expense	$6,559
Pro forma net adjusted depreciation and amortization expense	$430

O.	Represents adjustment to interest expense, net as a result of recognizing the Company’s existing debt as an assumed liability at fair value. The adjustment to interest expense, net represents a non-cash adjustment resulting from the decreased carrying value based on the fair value of debt. The following table reflects the adjustment impact to interest expense, net:

($ in thousands)	For the year ended December 31, 2024
Historical interest expense, net	$289,629
Pro forma interest expense for additional discount amortization for the term loan facility and unsecured notes	72,352
Pro forma net adjusted interest expense, net	$361,981

P.	Represents an estimate of the income tax impacts of the mergers on the statements of comprehensive income. The taxes associated with the estimated pro forma adjustments consider the estimated tax impact based on applicable statutory tax rates of the jurisdictions where the proforma adjustments reside, including a preliminary estimate of the deductibility of certain transaction-related costs. The proforma adjustments primarily relate to changes in the valuation allowance and operations in the United States with an applicable statutory tax rate of 27% including Federal and State income taxes. Although not reflected in the unaudited pro forma condensed combined financial information, the effective tax rate of the combined company could be different than the Company’s historical effective tax rate (either higher or lower) depending on various factors, including post-merger activities.

Note 4. Queen Combination Adjustments

Estimated Preliminary Purchase Price

Parent’s contribution of Queen common stock in exchange for share of the Company is accounted for as a transaction between entities under common control. The preliminary purchase price is estimated to be Queen common stock outstanding as of the Closing Date of February 7, 2025 at a conversion rate of 2.45 to determine the equivalent Company common stock to be issued at a share price of $18.25, less Fortress debt paid on close.

The estimated preliminary purchase price is based on provisional amounts, and the associated purchase accounting is not final. The estimated preliminary purchase price of Queen is as follows:

($ in thousands, except share and per share data)	Amount
Queen common stock outstanding February 7, 2025	10,967,117
Per share ratio	2.45
Equivalent Bally’s common stock issued	26,909,895
Bally’s common stock issued to settle Queen’s Fortress warrant	1,787,794
Bally’s restricted stock issued in exchange for Queen’s restricted stock awards	1,754,407
Total Bally’s shares issued for Queen shares outstanding	30,452,096
Share price per Merger Agreement	$18.25
Fair value of shares exchanged	$555,751
Plus: Fortress debt paid on close	109,470
Total estimated preliminary purchase price – Queen	$665,221
Less: Net assets acquired of Queen	216,761
Less: Fortress debt paid on close	109,470
Pro forma adjustment to Queen’s equity	$338,990

Balance Sheet

Equity

A.	Under the common control transaction, Queen’s net assets are recorded at their carrying value, with no additional goodwill recognized. Refer to the table above for calculation of estimated preliminary purchase price of Queen and the pro forma adjustments to stockholders’ equity:

($ in thousands)	Common stock	Additional paid-in capital	Accumulated deficit	Total Stockholders’ Equity
Recognition of estimated preliminary purchase price	$305	$555,446	$-	$555,751
Elimination of Queen historical equity[1]	-	(98,589)	(118,172)	(216,761)
Pro forma adjustment to Queen Equity	305	456,857	(118,172)	338,990
Elimination of Queen historical equity[1]	-	(338,990)	-	(338,990)
Pro forma net adjustment	$305	$117,867	$(118,172)	$-

[1]	Elimination of Queen historical equity is shown in the gross amount to show movement between Queen’s historical retained earnings and pro forma combined APIC and accumulated deficit impact.

The Company considered the impact of the common control transaction and other pro forma adjustments that impact current and deferred taxes, and no adjustments to current or deferred taxes are needed.

Note 5. Other Transaction Adjustments

On July 25, 2024, Parent entered into a commitment letter (the “Debt Commitment Letter”) with Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “Apollo”, and all such parties, funds, accounts, and entities, collectively, the “Apollo Investors”), pursuant to which Apollo, on behalf of the Apollo Investors, committed to purchase up to $500 million of new first lien notes (the “New First Lien Notes”) issued by the Company in connection with the Company Merger. The New First Lien Notes were issued on February 7, 2025.

Pursuant to the terms of the Merger Agreement and the Debt Commitment Letter, the Company assumed Parent’s rights and obligations under the Debt Commitment Letter immediately prior to the closing of the Company Merger and issued the New First Lien Notes in order to (x) fund the Company Merger cash consideration, (y) repay in full all existing indebtedness of Queen outstanding pursuant to Queen’s existing credit facilities, and (z) pay certain costs and expenses incurred or payable in connection with the Merger Transactions.

The New First Lien Notes are guaranteed by the Company’s restricted subsidiaries that guarantee the Company’s existing credit agreement and are secured on a pari passu basis by the property of the Company and the guarantors that secure the Credit Agreement.

The New First Lien Notes mature on October 2, 2028 and are not subject to required amortization prior to maturity. The New First Lien Notes bear interest at a fixed rate of 11.00% per annum, payable quarterly.

Balance Sheet

Assets

A.	Represents adjustment to cash and cash equivalents consists of the following:

($ in thousands)	Amount
New First Lien Notes	$500,000
Additional revolver borrowings	50,000
Financing costs associated with New First Lien Notes	(21,326)
Fortress debt payoff	(109,470)
Pro forma adjustment to cash and cash equivalents	$419,204

B.	Represents adjustment to current portion of long-term debt to remove current portion of debt payoff related to Fortress debt resulting in $1.2 million as of December 31, 2024.

C.	Represents adjustment to accrued and other current liabilities to remove $2.7 million of the unamortized deferred fees associated with the payoff of Fortress debt as of December 31, 2024.

D.	Represents adjustment to long-term debt, net of current portion consists of the following:

($ in thousands)	Amount
New First Lien Notes	$500,000
Additional revolver borrowings	50,000
Financing costs associated with new debt	(21,326)
Fortress debt payoff	(87,460)
Pro forma adjustment to long-term debt, net	$441,214

Equity

E.	Represents the additional paid-in capital impact of the Fortress debt payoff in the amount of $18.1 million.

Statement of Operations

F.	Represents adjustments to interest expense, net of the following:

($ in thousands)	For the year ended December 31, 2024
Remove interest expense related to historical Fortress debt	$20,888
Record interest expense for New First Lien Notes	(59,035)
Record interest on additional revolver borrowings	(3,648)
Pro forma adjustment to interest expense, net	$(41,795)

G.	Represents adjustments to recognize the income tax impacts of the pro forma adjustment to record interest expense from financing using a U.S. federal and state statutory tax rate of 27%. This rate may vary from the effective tax rates of the businesses.

Note 6. Net loss per share

Upon the terms and subject to the conditions of the Merger Agreement, at the Closing Date, each share of Company common stock issued and outstanding immediately prior to the Closing Date (other than shares of Company common stock owned by: (i) the Company or any of the Company’s wholly owned subsidiaries; (ii) Parent or any of Parent’s affiliates; (iii) holders exercising statutory appraisal rights; (iv) SG Gaming following the Queen Share Contribution; or (v) holders who have validly made a Rolling Share Election, subject to certain exceptions) was converted into the right to receive cash consideration equal to Per Share Price.

Each holder of shares of Company common stock (other than the Company or its subsidiaries) had the option to make a Rolling Share Election with respect to all or any portion of its shares of Company common stock.

The following table summarizes the unaudited pro forma net loss per common share for the year ended December 31, 2024, as if the Merger Transactions occurred on January 1, 2024:

($ in thousands, except share and per share amounts)	For the year ended December 31, 2024
Pro forma net income (loss)	$(633,376)
Historical Bally’s weighted average common shares outstanding, basic and diluted:	48,468,887
Bally’s shares repurchased	(22,804,384)
Sinclair Performance Warrants	3,279,337
Sinclair Penny Warrants issued in exchange for cancellation of Sinclair Options	384,536
(19,140,511)
Bally’s offer shares issued in the transaction, excluding unvested restricted stock awards	28,697,689
9,557,178
Pro forma weighted average common shares outstanding, basic and diluted:	58,026,065
Pro forma earnings (loss) per share, basic and diluted:	(10.92)

Potentially dilutive shares not included in the computation of pro forma diluted weighted-average common shares outstanding because their effect would have been anti-dilutive were 2,239,859 for the year ended December 31, 2024.